Exhibit 23.5

                      CONSENT OF STROOCK & STROOCK & LAVAN

To the Board of Directors of NationsBank Corporation
To the Trustees of NB Capital Trust III, IV and V

         We hereby consent to the form of opinion to be used as Exhibit 8.1 to the Registration Statement. We also hereby consent to the reference to our firm under the caption "Legal Matters" in the preliminary prospectus constituting a part of the Registration Statement.

         In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


/s/ STROOCK & STROOCK & LAVAN
---------------------------------
STROOCK & STROOCK & LAVAN

Date: December 19, 1996